Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated January 30, 2026 with respect to our audits of the consolidated balance sheets of CGL Logistics Holdings Limited as of September 30, 2024 and 2025 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and statements of cash flows for each of the years in the two-year period ended September 30, 2025.

We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ PKF Littlejohn LLP

London, United Kingdom
April 17, 2026